Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Seacoast Banking Corporation of Florida:

In connection with the Form S-4 registration statement to be filed by Seacoast Banking Corporation of Florida and subsidiaries (the Company), we consent to the use of our report dated March 17, 2014, with respect to the consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity for the year ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

December 19, 2016
Miami, Florida
Certified Public Accountants